Exhibit 99.1

Bone Biologics Regains Compliance with Nasdaq Continued Listing Requirements

BURLINGTON, Mass. (June 26, 2025) — Bone Biologics Corporation (“Bone Biologics” or the “Company”) (Nasdaq: BBLG, BBLGW), a developer of orthobiologic products for spine fusion markets, today announced that it has received notice from The Nasdaq Stock Market LLC (“Nasdaq”) informing the Company that it has regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) (the “Rule”) for continued listing on the Nasdaq Capital Market. Bone Biologics is now in compliance with all applicable listing standards and its common stock will continue to be listed on the Nasdaq Capital Market.

Bone Biologics was notified by Nasdaq on April 7, 2025 that it was not in compliance with the Rule because its common stock failed to meet the closing bid price of $1.00 or more for 30 consecutive business days. In order to regain compliance with the Rule, the Company was required to maintain a minimum closing bid price of $1.00 or more for at least 10 consecutive trading days. This requirement was met on June 24, 2025, the 10th consecutive trading day when the closing bid price of the Company’s common stock was over $1.00.

About Bone Biologics

Bone Biologics was founded to pursue regenerative medicine for bone. The Company is undertaking work with select strategic partners that builds on the preclinical research of the NELL-1 protein. Bone Biologics is focusing development efforts for its bone graft substitute product on bone regeneration in spinal fusion procedures, while additionally having rights to trauma and osteoporosis applications. For more information, please visit www.bonebiologics.com.

Contact:

Alliance Advisors IR

Jody Cain

Jcain@allianceadvisors.com

310-691-7100

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